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                                                                      EXHIBIT 23

                 CONSENT OF ERNST & YOUNG, INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos.E33-51116, 33-39557, 33-39556 and 33-00000) pertaining to the
Kaiser Steel Resources, Inc. 1992 Stock Option Plan, the Kaiser Steel Resources, Inc. 1989 Officer Bonus Program, the Amended, Restated and Substituted Kaiser Steel Resources, Inc. 1989 Stock Plan, and the Kaiser Ventures Inc. 1995 Stock Option Plan, respectively, of Kaiser Ventures Inc. of our report dated February 9, 1996, with respect to the consolidated financial statements and schedules of Kaiser Ventures Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 1995.

                                              ERNST & YOUNG LLP



Riverside, California
April 3, 1996